EXHIBIT 99.1

Edgewater Announces $7.0 Million Extension of Stock Repurchase Program

WAKEFIELD, Mass., Sept. 19, 2013 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW), a leading consulting firm that brings a blend of classic and product-based consulting services to its clients, announced that its Board of Directors has approved an extension of the company's stock repurchase program (the "Repurchase Program") to September 19, 2014 (the "Extended Repurchase Program").

The Repurchase Program, which was originally announced in December 2007 and subsequently amended, allowed for the repurchase of up to $16.1 million of the company's common stock. The Extended Repurchase Program will increase the amount of the repurchase authorization by $7.0 million, from $16.1 million to $23.1 million. To date, Edgewater has repurchased approximately $13.1 million of its shares, leaving a remaining authorization of approximately $10.0 million.

"The extension and expansion of our stock repurchase program reflects Edgewater's continued commitment to value creation for our shareholders," said Shirley Singleton, Edgewater's chairman, president and CEO. "As we have stated in the past, this action reaffirms the confidence we have in Edgewater's financial strength and our ability to generate positive free cash flow."

Under the Extended Repurchase Program, the company's common stock may be purchased from time-to-time on the open market or through privately negotiated transactions. The timing and amount of the purchases will be based upon market conditions, securities law considerations and other factors. The Extended Repurchase Program does not obligate the company to acquire a specific number of shares in any period and may be modified, suspended, extended or discontinued at any time, without prior notice.

Repurchased common shares will be held as treasury shares, a portion of which may be used to satisfy Edgewater's current and near-term requirements under its equity incentive and other benefit plans.

About Edgewater

Edgewater Technology, Inc. (Nasdaq:EDGW) is a strategic consulting firm delivering a blend of classic and product-based consulting services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater's brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

CONTACT: Company Contact:
         Timothy R. Oakes
         Chief Financial Officer
         (781) 246-3343

         Investor Relations:
         Liolios Group, Inc.
         Cody Slach
         (949) 574-3860
         EDGW@liolios.com